Exhibit 99.1
( BW)(CA-DIVX)(DIVX) DivX, Inc. Reports First Quarter 2007 Financial
Results
     Business Editors/High-Tech Writers
     SAN DIEGO—(BUSINESS WIRE)—May 1, 2007—DivX, Inc. (NASDAQ:DIVX) today announced results for the quarter ended March 31, 2007.
     In the first quarter of 2007, consolidated revenue was $20.2 million, an increase of 43 percent from the first quarter of 2006. Net income in the first quarter of 2007 was $3.7 million, or $0.10 per diluted share, compared to net income of $3.3 million, or $0.11 per diluted share, in the first quarter of 2006. Stock-based compensation charges for the first quarter totaled $944,000 compared to $366,000 for the same quarter a year ago.
     Jordan Greenhall, CEO and co-founder of DivX, Inc., said, “DivX continued to build on a successful 2006 with a very strong first quarter. As more and more consumers and consumer electronics manufacturers embrace DivX to improve the media experience, we move consistently closer to our goal of creating a common media language. The media world is in the earliest stages of a digital revolution, and we believe DivX is well-positioned to play a significant role as the future of the industry takes shape.”
     John Tanner, chief financial officer of DivX, Inc., added, “Our success in the first quarter was driven by the continuing growth in technology licensing from CE devices around the world. Technology licensing revenue represented the highest quarterly revenue in the company’s history, leading to 95% gross margins and strong cash from operations. Our balance sheet improved again in the quarter with cash and equivalents of approximately $157 million, an increase of approximately $8 million from the previous quarter.”
     Guidance
     For the second quarter of 2007, revenue is anticipated to be in the range of $16.7 to $18.7 million, reflecting the company’s historical seasonality.
     Quarterly Conference Call
     DivX, Inc. will discuss its quarterly results via teleconference at 1:30 p.m. PDT today, May 1, 2007. To access the call, please dial (800) 562-8369, or outside the U.S. (913) 312-1299, at least five minutes prior to the start time. A live webcast and replay will also be available at http://investors.divx.com. An audio replay of today’s conference call will be available from 4:30 p.m. PDT on May 1, 2007 until 9:00 p.m. PDT May 8, 2007 by dialing (719) 457-0820 or (888) 203-1112 with the replay pass code 460319.
     About DivX, Inc.
     DivX creates products and services designed to improve the experience of media. Our first product offering was a video compression-decompression software library, or codec, which has been actively sought out and downloaded over 200 million times since January 2003, including over 60 million times during the last twelve months. We have since built on the success of our codec with other consumer software, including the DivX Player application, which is distributed from our website, www.divx.com. We also license our technologies to consumer hardware device manufacturers and certify their products to ensure the interoperable support of DivX-encoded content. In addition to technology licensing to consumer hardware device manufacturers, we currently generate revenue from software licensing, advertising and content distribution.
     Forward-Looking Statements
     Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements regarding the future development of digital media, DivX’s role in the development of the media industry and expectations regarding revenue for the second quarter of 2007. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause DivX’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, the risk that customer use of DivX technology may not grow as anticipated, the risk that anticipated market opportunities may not materialize at expected levels, or at all, the risk that the Company’s activities may not result in the growth of profitable revenue, risks and uncertainties related to the maintenance and strength of the DivX brand; the risk that revenue for the second quarter of 2007 may be lower than expected; DivX’s ability to penetrate existing and new markets; the effects of competition; DivX’s dependence on its licensees and partners; the effect of intellectual property rights claims; and other factors discussed in the “Risk Factors” section of DivX’s annual report on Form 10-K filed with the SEC on March 29, 2007. All forward-looking statements are qualified in their entirety by this cautionary statement. DivX is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

DivX, Inc.
Consolidated Condensed Statement of Income
(in thousands, except per share data)

	Three months ended March 31,
	2006	2007
	(unaudited)
Net revenues:
Technology licensing	$11,068	$16,702
Media and other distribution and services	3,031	3,516

Total net revenues	14,099	20,218

Cost of revenue:
Cost of technology licensing	731	848
Cost of media and other distribution and services (1)	221	261

Total cost of revenue	952	1,109

Gross margin	13,147	19,109

Operating expenses:
Selling, general and administrative (1)	5,929	10,796
Product development (1)	3,225	4,156

Total operating expenses	9,154	14,952

Income from operations	3,993	4,157

Interest income	290	1,909

Interest expense and other	(23)	(6)

Income before income taxes	4,260	6,060

Income tax provision	981	2,400

Net income	$3,279	$3,660

Basic net income per share	$0.14	$0.11

Diluted net income per share	$0.11	$0.10

Shares used to compute basic net income per share	8,196	33,151

Shares used to compute diluted net income per share	10,482	35,413

(1) Includes stock-based compensation as follows:

Cost of revenues	$1	$1
Selling, general and administrative	275	513
Product development	90	430

Total stock-based compensation	$366	$944

DivX, Inc.
Consolidated Condensed Balance Sheets
(in thousands)

	December 31,	March 31,
	2006	2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$86,310	$47,291
Restricted cash	270	—
Short-term investments	62,331	109,581
Accounts receivable, net of allowance of $1,424 and $2,001, respectively	6,939	6,054
Prepaid expenses	1,419	1,028
Deferred tax assets, current	937	937
Other current assets	615	850

Total current assets	158,821	165,741

Property and equipment, net	3,488	3,950
Deferred tax assets, long term	1,363	1,319
Other assets	714	890

Total assets	$164,386	$171,900

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,189	$2,095
Accrued liabilities	1,038	1,494
Accrued compensation and benefits	2,279	3,220
Accrued patent royalties	742	839
Income taxes payable	486	4,304
Deferred revenue, current	4,654	3,265
Current portion of capital lease obligations	36	36
Notes payable, current portion	378	259

Total current liabilities	11,802	15,512

Capital lease, net of current portion	73	64
Notes payable, net of current portion	15	—
Deferred revenue, long term	768	832
Deferred rent	461	441
Liability for unvested portion of early stock option exercises	356	298

Total liabilities	13,475	17,147

Stockholders’ equity	150,911	154,753

Total liabilities and stockholders’ equity	$164,386	$171,900

DivX, Inc.
Consolidated Condensed Statement of Cash Flows
(in thousands)

	Three months ended
	March 31,
	2006	2007
	(unaudited)
Net cash provided by operating activities	$7,233	$7,239

Net cash used in investing activities	(707)	(47,183)

Net cash (used in) provided by financing activities	(50)	925

Net increase (decrease) in cash and cash equivalents	6,476	(39,019)

Cash and cash equivalents at beginning of period	25,035	86,310

Cash and cash equivalents at end of periods	$31,511	$47,291

CONTACT:	DivX, Inc.
Tom Huntington, 858-882-0672 (Media)
thuntington@divxcorp.com
or
The Blueshirt Group
Todd Friedman or Stacie Bosinoff, 415-217-7722(Investors)
todd@blueshirtgroup.com
stacie@blueshirtgroup.com